UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2026

Better Home & Finance Holding Company
(Exact name of registrant as specified in its charter)

Delaware	001-40143	93-3029990
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 World Trade Center
285 Fulton St., 80th Floor Suite A
New York,	NY	10007
(Address of principal executive offices) (Zip Code)
(415) 523-8837
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BETR	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $575	BETRW	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	None	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Removal of Directors

On September 30, 2026, Vishal Garg and the other participants in his consent solicitation (collectively, the “Garg Group”), delivered to Better Home & Finance Holding Company (the “Company”) written consents (the “Consents”) of stockholders representing a majority of the voting power of the Company’s common stock outstanding as of August 21, 2026 (the “Record Date”). The Consents, in part, removed from the Company’s Board of Directors (the “Board”) without cause each of Daniel Lewis, Arnaud Massenet, Bhaskar Menon, Prabhu Narasimhan and Harit Talwar, effective immediately (the “Removal”).

Resignation of Hugh Frater

On October 1, 2026, Hugh Frater notified the Company of his decision to resign from the Board, effective upon the Removal. Mr. Frater’s decision to resign was the result of the outcome of the consent solicitation conducted by the Garg Group to remove without cause certain other directors from the Board, as further described in this Current Report on Form 8-K. As previously disclosed, Mr. Frater informed the Company on August 27, 2026 of his intention to resign from the Board in the event that Mr. Garg assumes any executive role with the Company, including serving as a director with executive responsibilities. At the time of his resignation, Mr. Frater served as a member of the Audit Committee and the Special Committee of the Board.

Appointment of Directors

On October 5, 2026, Mr. Garg, in his capacity as the sole remaining director of the Company following the Removal and resignation described above, appointed Bing Gordon, Steven Sarracino, Paula Tuffin, the Company’s General Counsel, Chief Compliance Officer and Secretary, and Nicholas Calamari, an employee of the Company, to the Board to fill existing vacancies. None of these individuals have been appointed to any committee of the Board as of the date of this Current Report on Form 8-K. The Company will file an amendment to this Current Report on Form 8-K to disclose any such committee appointments once determined.

Ms. Tuffin and Mr. Calamari will not receive additional compensation for their service on the Board. It is expected that Messrs. Gordon and Sarracino will receive compensation pursuant to the Company’s Director Compensation Policy, as described under “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2026.
Messrs. Gordon and Sarracino are each expected to enter into the Company’s standard form of indemnification agreement with the Company. As previously announced in the Garg Group’s September 18, 2026 press release, Messrs. Gordon and Sarracino were candidates who were identified by Mr. Garg and had express their willingness to serve as directors if his consent solicitation was successful.
Ms. Tuffin and Mr. Calamari are parties to indemnification agreements with the Company in its standard form. There are no arrangements or understandings between either of Ms. Tuffin or Mr. Calamari and any other person pursuant to which such individual was selected as a director.
Departure of Interim Chief Executive Officer
On October 5, 2026, following the director appointments described above, the Board removed Daniel Lewis as Interim Chief Executive Officer, effective immediately. The Board has commenced a process to identify and appoint a successor Interim Chief Executive Officer.

Item 5.07.    Submission of Matters to a Vote of Security Holders.
As disclosed above in Item 5.02, on September 30, 2026, the Garg Group delivered to the Company the Consents of stockholders representing a majority of the outstanding voting power of the Company’s common stock as of the Record Date. The Consents approve both proposals set forth in the Garg Group’s definitive consent statement on Schedule 14A filed with the SEC on August 27, 2026. The final results of the consent solicitation on each proposal as certified by the inspector of election on October 5, 2026 are as follows:

1.Repeal any provision of the Company’s Bylaws (the “Bylaws”), including any amendments thereto, in effect at the time this proposal becomes effective, which was not included in the Bylaws that were in effect as of August 22, 2023 and were filed with the SEC on August 25, 2023 to restore the Bylaws to their current form if the Board attempts to amend them in any manner prior to the completion of this consent solicitation.

Consent	Against Consent	Abstain
13,638,803	24,594	0

2.Remove without cause five (5) members of the Board: Daniel Lewis, Arnaud Massenet, Bhaskar Menon, Prabhu Narasimhan and Harit Talwar and, in addition, any person nominated, elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after August 17, 2026 and prior to the time that any of the actions proposed to be taken by the Garg Group Consent Solicitation become effective.

Director	Consent	Against Consent	Abstain
Daniel Lewis	13,633,243	30,154	0
Arnaud Massenet	13,633,243	30,154	0
Bhaskar Menon	13,633,243	30,154	0
Prabhu Narasimhan	13,633,243	30,154	0
Harit Talwar	13,633,243	30,154	0

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BETTER HOME & FINANCE HOLDING COMPANY

Date: October 6, 2026	By:	/s/ Paula Tuffin
	Name:	Paula Tuffin
	Title:	General Counsel, Chief Compliance Officer and Secretary